EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-50373, 33-53133, and 333-127913 on Form S-3 of our reports dated February 27, 2006, relating to the financial statements (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003, 2004 and 2005) and financial statement schedule of Ohio Power Company Consolidated appearing in and incorporated by reference in the Annual Report on Form 10-K of Ohio Power Company Consolidated for the year ended December 31, 2005.

/s/ Deloitte & Touche

Columbus, Ohio
February 28, 2006